CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2026, relating to the financial statements and financial highlights of Mairs & Power Fund (formerly, Mairs & Power Growth Fund), Mairs & Power Balanced Fund, and Mairs & Power Small Cap Fund, each a series of Trust for Professional Managers, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
April 27, 2026